Exhibit 10.9

NON-COMPETITION AGREEMENT

In consideration of Labor Ready, Inc., or the Labor Ready, Inc. subsidiary, affiliate, related business entity, successor, or assign employing Executive (collectively “Labor Ready” or the “Company”), employing me, compensating me, providing me with benefits, providing me with administrative support; providing me with the benefit of Labor Ready’s research, know how, market strategies and business plans; and specifically in consideration of the additional consideration provided in the Executive Employment Agreement and Change In Control Agreement executed concurrently herewith, the adequacy, sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound, I,                                   (“Executive”), hereby acknowledge that I understand and agree that the provisions hereof are part of and a condition of my employment with Labor Ready, and are effective as of December 31, 2006.

I.  NON-COMPETITION, NON-INTERFERENCE, NON-SOLICITATION, AND CONFIDENTIALITY

A.  Definitions.

1.             “Business Area” means any location in which Labor Ready conducts or plans to conduct business.  Executive acknowledges that Labor Ready has operations in all 50 states, the District of Columbia and at least three other countries, that Labor Ready plans to continue to expand its operations and presence both domestically and internationally and that as a member of Labor Ready’s senior management, Executive’s services are integral to these operations and expansion plans.

2.             “Candidate” means, any individual who has applied for and/or accepted placement in a job by Labor Ready with a Client, and (i) about whom Executive obtained information, or (ii) with whom Executive interacted on behalf of Labor Ready.

3.             “Client” means, any individual, business or other entity to which Labor Ready provided any services, at any time within twenty-four (24) months prior to Executive’s last date of employment with Labor Ready.

4.             “Colleague” means any Labor Ready employee who has been employed by Labor Ready during the six months prior to the termination of Executive’s employment with Labor Ready.

5.             “Confidential Information” means, whether original, duplicated, computerized, memorized, handwritten, or in any other form, and all information contained therein, including, without limitation: (a) the ideas, methods, techniques, formats, specifications, procedures, designs, strategies, systems, processes, data and software products which are unique to Labor Ready; (b) all of Labor Ready’s business plans,  present, future or potential customers or clients (including the names, addresses and any other information concerning any customer or client), marketing, marketing strategies, pricing and financial information, research, training, know-how, operations, processes, products, inventions, business practices, databases and information contained therein, its wage rates, margins, mark-ups, finances, banking, books, records, contracts, agreements, principals, vendors, suppliers, contractors, employees, applicants, Candidates, skill sets of applicants, skill sets of Candidates, marketing methods, costs, prices, price structures, methods for calculating and/or determining prices, contractual relationships, business relationships, compensation paid to employees and/or contractors, and/or other terms of employment, employee evaluations, and/or employee skill sets; (c) the content of all of Labor Ready’s operations, sales and training manuals; (d) all other information now in existence or later developed which is similar to the foregoing; (e) all information which is marked as confidential or explained to be confidential or which, by its nature, is confidential or otherwise constitutes the intellectual property or proprietary information of Labor Ready; and/or (f) any of Labor Ready’s “trade secrets”.  For the purposes of this Section, all references to, and agreements regarding, Confidential Information or Confidential Information of Labor Ready also apply to Confidential Information belonging to any affiliate of Labor Ready, and to any confidential or proprietary information of third party clients that Labor Ready has an obligation to keep confidential.  Executive’s covenants in this Section shall protect affiliates and clients of Labor Ready to the same extent that they protect Labor Ready. Confidential Information shall not include any portion of the foregoing which (i) is or becomes generally available to the public in any manner or form through no fault of Executive, or (ii) is approved for Executive’s disclosure or use by the express written consent of the Chief Executive Officer of Labor Ready, Inc.

6.             “Conflicting Organization” means, any person, entity or organization engaged (or about to become engaged) in a business similar to, or that competes with, the business of Labor Ready, including without limitation any person or organization that provides any product, process or service that is similar to or competes with any product, process or service provided by Labor Ready.  The term “Conflicting Organization” specifically includes without limitation any person, entity or organization that provides temporary and/or permanent staffing services in connection with manual or skilled laborers or employees, including without limitation, for jobs in construction, manufacturing, hospitality services, landscaping, warehousing, agriculture, waste and recycling, transportation, event logistics, and retail.

B.  Confidentiality, Non-Disclosure and Non-Use Obligations.

1.             Executive agrees that all records and Confidential Information obtained by Executive as a result of Executive’s employment with Labor Ready, whether original, duplicated, computerized, memorized, handwritten, or in any other form, and all information contained therein, are confidential and the sole and exclusive property of Labor Ready.  Executive understands and agrees that the business of Labor Ready and the nature of Executive’s employment will require Executive to have access to Confidential Information of and about Labor Ready, its business, its Candidates, and its Clients.  During Executive’s employment and thereafter, Executive will not use Confidential Information or remove any such records from the offices of Labor Ready except for the sole purpose of conducting business on behalf of Labor Ready.  Executive further agrees that during Executive’s employment and thereafter, Executive will not divulge or disclose this Confidential Information to any third party and under no circumstances will Executive reveal or permit this information to become known by any competitor of Labor Ready.

2.             Executive agrees and acknowledges that all Confidential Information is to be held in confidence and is the sole and exclusive property of Labor Ready and/or its affiliates or clients.  Executive recognizes the importance of protecting the confidentiality and secrecy of Confidential Information.  Executive agrees to use Executive’s best efforts to protect Confidential Information from unauthorized disclosure to others.  Executive understands that protecting Confidential Information from unauthorized disclosure is critically important to Labor Ready’s success and competitive advantage, and that the unauthorized use or disclosure of Confidential Information would greatly damage Labor Ready.  Executive recognizes and agrees that taking and using Confidential Information, including trade secrets, by memory is no different from taking it on paper or in some other tangible form, and that all of such conduct is prohibited.  Executive agrees that, prior to use or disclosure, Executive will request clarification from Labor Ready’s legal department if Executive is at all uncertain as to whether any information or materials are “Confidential Information.”

3.             During Executive’s employment and in perpetuity after the termination of Executive’s employment for any or no cause or reason, Executive agrees:  (a) not to use (or allow others to wrongfully use) any Confidential Information for the benefit of any person (including, without limitation, Executive’s benefit) or entity other than Labor Ready; and (b) not to, except as necessary or appropriate for Executive to perform Executive’s job responsibilities, disclose (or allow others to wrongfully disclose) any Confidential Information to others or download or make copies of any Confidential Information without Company’s written consent, or remove any such records from the offices of Labor Ready except for the sole purpose of conducting business on behalf of Labor Ready.   If at any time Executive ever believes that any person has received or disclosed or intends to receive or disclose Confidential Information without Company’s consent, Executive agrees to immediately notify Company.

4.             At any time during Executive’s employment upon Company’s request, and at the end of Executive’s employment with Company, even without Company’s request, Executive covenants, agrees to, and shall immediately return to Labor Ready, at its headquarters in Tacoma, Washington, all Confidential Information as defined herein, and all other material and records of any kind concerning Labor Ready’s business, and all other property of Company that Executive may possess or control.

5.             At all times, Executive agrees not to directly or indirectly take, possess, download, allow others to take or possess or download, provide to others, delete or destroy or allow others to delete or destroy, any of Labor Ready’s Confidential Information or other property, other than in the normal course of business.

6.             Executive agrees that these covenants are necessary to protect Company’s Confidential Information, and Company’s legitimate business interests (including, without limitation, the confidentiality of Labor Ready’s business information and other legitimate interests), in view of Executive’s key role with each branch of Company and its affiliates and the extent of confidential and proprietary information about the entire Company and its affiliates and clients to which Executive has information.  Company and Executive agree that the provisions of this Section do not impose an undue hardship on Executive and are not injurious to the public; that they are necessary to protect the business of Company and its affiliates and clients; that the nature of Executive’s responsibilities with Company under this Agreement and Executive’s former responsibilities with Company provide and/or have provided Executive with access to Confidential Information that is valuable and confidential to Company; that Company would not employ or continue to employ Executive if Executive did not agree to the provisions of this Section; that this Section is reasonable in its terms and that consideration supports this Section, including new consideration as set forth in the Executive Employment Agreement.

C.  Duty of Loyalty.

1.             Executive agrees that at all times during Executive’s employment with Labor Ready, Executive owes Labor Ready a duty of loyalty and a duty to act in good faith.  Executive agrees that during Executive’s employment, Executive will not individually, or in combination with any other Executive, individual, or competitor of Labor Ready, violate or breach the terms of this Agreement.

2.             Executive agrees to devote all time that is reasonably necessary to execute and complete Executive’s duties to Company.  During the time necessary to execute Executive’s duties, Executive agrees to devote Executive’s full and undivided time, energy, knowledge, skill and ability to Company’s business, to the exclusion of all other business and sideline interests.  Because of the agreement in the preceding sentence, during Executive’s employment with Company, Executive also agrees not to be employed or provide any type of services, whether as an advisor, consultant, independent contractor or otherwise in any capacity elsewhere unless first authorized, in writing, by a proper representative of Company.  In no event will Executive allow other activities to conflict or interfere with Executive’s duties to Company.  Executive agrees to faithfully and diligently perform all duties to the best of Executive’s ability.  Executive recognizes that the services to be rendered under this Agreement require certain training, skills and experience, and that this Agreement is entered into for the purpose of obtaining such service for Company.  Upon request, Executive agrees to provide Company with any information which Executive possesses and which will be of benefit to Company.  Executive agrees to perform Executive’s duties in a careful, safe, loyal and prudent manner.  Executive agrees to conduct him/herself in a way which will be a credit to Labor Ready’s reputation and interests, and to otherwise fulfill all fiduciary and other duties Executive has to Company.

D.  Return of Information, Records, and Materials.  Executive agrees that upon the termination of Executive’s employment with Labor Ready or at the request of Labor Ready at any time, Executive will immediately deliver to Labor Ready all Labor Ready property, including without limitation all information, records, materials, and copies thereof in any form whatsoever, that are related in any way to Labor Ready or its business, or which are otherwise referred to in Sections I.A.5 and I.B. above.

Executive acknowledges and agrees that unless otherwise expressly prohibited by law, Company has the complete right to review, inspect and monitor all Company property, including, without limitation, email, voicemail, and computer property of Company, and to review, inspect and monitor Executive’s use of the internet or other computer related transmission of information, including, without limitation, the identity and use of USB and other computer related drives.  Executive acknowledges that Executive has no expectation of privacy in Company’s property, including, without limitation, email, voicemail, and computer property.

E.  Non-Competition Covenant.

1.  Executive agrees that during Executive’s employment with Labor Ready and for a period of twelve (12) months (except as provided in Section I.E.3 below) following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, in any Business Area, engage in, work for, provide services to, own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, Executive of, independent contractor of, or consultant to, any Conflicting Organization.  The restrictions in this Section I.E.1 include without limitation the solicitation on behalf of a Conflicting Organization of any Client located in any Business Area (e.g., Executive may not on behalf of a Conflicting Organization solicit a Client located within a Business Area by telephoning the Client from a site located outside the Business Area).

2.  Notwithstanding the foregoing provisions of Section I.E and the restrictions set forth therein, Executive may own securities in any publicly held corporation that is covered by the restrictions set forth in Section I.E, but only to the extent that Executive does not own, of record or beneficially, more than 5% of the outstanding beneficial ownership of such corporation.

3.  Notwithstanding anything in this Agreement to the contrary, within fifteen (15) days after the termination of Executive’s employment for any reason, the Company in its sole discretion may elect to extend the non-competition period set forth in Section I.E.1 from twelve (12) months to twenty-four (24) months by delivering written notice to Executive of the Company’s election to extend such period.  If the Company elects to extend the non-competition period to twenty-four (24) months and either the Company terminated the Executive’s employment without Cause as defined in the Executive Employment Agreement, or the Executive terminated employment with Good Reason as defined in the Executive Employment Agreement, then, provided that the Executive has complied with all conditions precedent to the Executive being entitled to receive any separation payments pursuant to the Executive Employment Agreement, the period during which the Executive is entitled to receive separation payments pursuant to the Executive Employment Agreement will automatically and without further action be extended from twelve (12) months to twenty-four (24) months.

F.  Non-Solicitation/Non-Interference with Executives/Candidates.

1.  Executive acknowledges that Labor Ready has a legitimate protectable interest in maintaining a stable and undisrupted workforce.  Executive agrees that during Executive’s employment and for a period of twenty-four (24) months following the termination of

Executive’s employment for any reason, Executive will not, directly or indirectly, on behalf of himself/herself, or on behalf of any other person, entity, or organization, employ, solicit for employment, or otherwise seek to employ or retain any Colleague, or in any way assist or facilitate any such employment, solicitation, or retention effort.

2.  Executive agrees that during Executive’s employment and for a period of twenty-four (24) months following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, engage in any conduct intended or reasonably calculated to induce or urge any Colleague to discontinue, in whole or in part, his/her employment relationship with Labor Ready.

3.  Executive agrees that during Executive’s employment and for a period of twenty-four (24) months following the termination of Executive’s employment for any reason, Executive will not directly or indirectly, on behalf of himself/herself, or on behalf of any other person, entity, or organization, initiate contact with any Candidate for the purpose of employing, soliciting for employment, or otherwise seeking to employ or retain any Candidate.

G.  Non-Solicitation/Non-Interference with Clients.

1.  During Executive’s employment and for a period of twenty-four (24) months following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, solicit any Client for the purpose of providing temporary and/or permanent staffing services on behalf of a Conflicting Organization.  Executive’s agreement “not to solicit” as set forth in this Section I.G.1 means that Executive will not, either directly or indirectly, for any reason, initiate any contact or communication with any Client for the purpose of soliciting, inviting, encouraging, recommending or requesting any Client to do business with Executive and/or a Conflicting Organization in connection with the provision of temporary and/or permanent staffing services.

2.  During Executive’s employment and for a period of twenty-four (24) months following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, engage in any conduct intended or reasonably calculated to induce or urge any Client to discontinue, in whole or in part, its patronage or business relationship with Labor Ready.

3.  During Executive’s employment and for a period of twenty-four (24) months following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, accept any business from, or do any business with, any Client in connection with the provision of temporary and/or permanent staffing services.

H.  Representations and Acknowledgments of Executive.

Executive represents that:

1.  Executive is familiar with the covenants not to compete and not to interfere with Clients, Candidates and Executives set forth in Article I of this Agreement;

2.  Labor Ready has a legitimate business interest in enforcement of the restrictions contained in Article I, including without limitation, Labor Ready’s need to protect the goodwill of Labor Ready, its investment in training of the Executive, the client relationships of Labor Ready, the stability of Labor Ready’s workforce, and the confidentiality of Labor Ready’s business information and other legitimate interests;

3.  Executive is fully aware of Executive’s obligations under this Agreement, including, without limitation, the length of time, scope and geographic coverage of these covenants and has had an opportunity to consult an attorney and Labor Ready and Executive agree that the provisions of Article I do not impose an undue hardship on Executive and are not injurious to the public; that they are necessary to protect the business of Labor Ready and its affiliates and clients; that the nature of Executive’s responsibilities with Labor Ready under this Agreement and Executive’s former responsibilities with Labor Ready provide and/or have provided Executive with access to Confidential Information that is valuable and confidential to Labor Ready; that Labor Ready would not employ or continue to employ Executive if Executive did not agree to the provisions of Article I; that Article I is reasonable in its terms and that consideration supports Article I, including new consideration as set forth in the Executive Employment Agreement;

4.  Executive’s execution of this agreement, and Executive’s employment by Labor Ready, does not violate any agreement that Executive has entered into with a third party, and Executive acknowledges that any inaccuracy in this representation and warranty will constitute grounds for Executive’s immediate termination by Labor Ready which will, upon any such termination, have no further obligation to Executive.  Executive agrees to indemnify and hold Labor Ready harmless from any and all suits and claims arising out of any breach of any terms and conditions contained in any such agreements entered into by Executive; and

5.  Executive understands that the identity of Labor Ready’s Clients sometimes may be ascertainable by observation or through publicly available resources.  Nonetheless, Executive acknowledges that as a result of Executive’s employment with Labor Ready, Executive will be acting as a representative of Labor Ready and will be utilizing Labor Ready’s assets, resources and will be benefiting from Labor Ready’s goodwill, name recognition, reputation, and experience in regard to these Clients, and Executive will gain Confidential Information about these Clients, and consequently, the covenants set forth above are reasonable and necessary to protect Labor Ready’s legitimate business interests.

I.  Injunctive Relief; Further Remedies.  In the event that Executive breaches or threatens to breach, or Labor Ready reasonably believes that Executive is about to breach, any of the covenants of Sections I.B, I.C, I.D, I.E, I.F, or I.G, Executive agrees that Labor Ready will be entitled to injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from violation of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which Labor Ready may be entitled in law or equity.  Executive agrees that Labor Ready will suffer immediate and irreparable harm and that money damages will not be adequate to compensate Labor Ready or to protect and preserve the status quo.  Therefore, Executive HEREBY CONSENTS TO THE ISSUANCE OF A TEMPORARY RESTRAINING ORDER, WITH OR WITHOUT NOTICE, AND A PRELIMINARY OR PERMANENT INJUNCTION ordering:

1.   that Executive immediately return to Labor Ready all Confidential Information as defined in this Agreement, and any other Labor Ready property described in Section I.B above, in any form whether original, copied, computerized, handwritten, or recreated, and that Executive be permanently enjoined and restrained from using or disclosing all said Confidential Information and records;

2.  that, during Executive’s employment with Labor Ready and for the greater period of twelve (12) months or twenty-four (24) months if elected by Labor Ready pursuant to Article 1.E.3, following the termination of Executive’s employment for any reason, Executive be enjoined from engaging in, working for, providing services to, owning, managing, operating, controlling or otherwise engaging or participating in, or being connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, employee of, independent contractor of, or consultant to, any Conflicting Organization and/or any Client within any Business Area;

3.  that, during Executive’s employment with Labor Ready and for a period of twenty-four (24) months following the termination of Executive’s employment for any reason, Executive be enjoined from employing, soliciting for employment, or otherwise seeking to employ, retain, divert or take away any Colleague, or in any other way assisting or facilitating any such employment, solicitation or retention effort; and further that Executive be enjoined from engaging in any conduct intended or reasonably calculated to induce or urge any Colleague to discontinue, in whole or in part, his/her employment relationship with Labor Ready;

4.  that, during Executive’s employment and for a period of twenty-four (24) months following the termination of Executive’s employment for any reason, Executive be enjoined from directly or indirectly, on behalf of himself/herself, or on behalf of any other person, entity, or organization, initiating contact with any Candidate for the purpose of employing, soliciting for employment, or otherwise seeking to employ or retain any Candidate; and

5.  that, during Executive’s employment with Labor Ready and for a period of twenty-four (24) months following the termination of Executive’s employment for any reason, Executive be enjoined from soliciting any Client for the purpose of providing temporary and/or permanent staffing services, including without limitation that Executive be enjoined from initiating any contact or communication with any Client for the purpose of soliciting, inviting, encouraging, recommending or requesting any Client to do business with a Conflicting Organization in connection with the provision of temporary and/or permanent staffing services; and further, that Executive be enjoined from accepting or doing business with any Client in connection with the provision of temporary and/or permanent staffing services; and further that Executive be enjoined from engaging in any conduct intended or reasonably calculated to induce or urge any Client to discontinue, in whole or in part, its patronage or business relationship with Labor Ready.

Executive hereby agrees that the duration of any injunction shall be increased in an amount equal to any period of time during which Executive failed to comply with the covenants contained in this Agreement.

J.  Notice of Agreement to Subsequent Employers, Business Partners, and/or Investors.   Executive agrees that Executive will tell any prospective new employer, business partners, and/or investors, prior to accepting employment or engaging in a business venture that this Agreement exists, and further, Executive agrees to provide a true and correct copy of this Agreement to any prospective employer, business partner and/or investor prior to accepting employment or engaging in any business venture.  Executive further authorizes Labor Ready to provide a copy of this Agreement to any new employer, business partner and/or investor.

K.  Severability.  If any section, provision, paragraph, phrase, word, and/or line (collectively “Provision”) of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable Provision, and the rest of the Agreement, valid and enforceable.  If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any Provision of this Agreement shall not affect the validity or enforceability of the remaining Provisions, which shall be enforced as if the offending Provision had not been included in this Agreement.

II.  MISCELLANEOUS PROVISIONS

A.  Choice of Law.  This Agreement will be governed by, construed, interpreted, and its validity determined, under the law of the State in which Executive last worked for Labor Ready.

B.  Jurisdiction and Venue.  Executive and Company hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma, or a proper superior court or United State District Court in the jurisdiction in which Executive last worked, or where Executive is engaged in violating the Agreement.  Executive and Company agree that the choice of venue lies solely in the discretion of Company.  Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts, including but not limited to any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

C.  Binding Effect and Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, affiliated entities, and any party-in-interest.  Executive agrees and understands that, should Labor Ready be acquired by, merge with, or otherwise combine with another corporation or business entity, the surviving entity will have all rights to enforce the terms of this Agreement as if it were Labor Ready itself enforcing the Agreement.  Company reserves the right to assign this Agreement to its affiliates, an affiliated company or to any successor in interest to Company’s business without notifying Executive, and Executive hereby consents to any such assignment.  All terms and conditions of this Agreement will remain in effect following any such assignment.  Notwithstanding the foregoing, Executive may not assign this Agreement.

D.  No Waiver of Rights.  A waiver by Labor Ready of the breach of any of the provisions of this Agreement by Executive shall not be deemed a waiver by Labor Ready of any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein.  No waiver shall be effective unless made in writing and signed by the Chief Executive Officer of Labor Ready, Inc.  This Agreement shall be enforceable regardless of any claim Executive may have against Labor Ready.

E.  Employment at Will.  Nothing by way of this Agreement is intended to, nor shall it, affect the at-will nature of Executive’s employment with Labor Ready.  Executive’s employment with Labor Ready shall terminate at the will of either Executive or Labor Ready, with or without cause and with or without notice at any time.  This at-will relationship cannot be changed or altered in any way unless expressly modified in writing by the Chief Executive Officer of Labor Ready, Inc.  Executive agrees that if Executive elects to terminate Executive’s employment with Labor Ready, Executive will provide Labor Ready with two week’s prior notice of termination.

F.  Attorneys’ Fees. Executive agrees that if Labor Ready prevails in any suit or proceeding to enforce its rights under this Agreement, Executive will indemnify Labor Ready for all expenses of every nature and character incurred by Labor Ready including, without limitation, all reasonable attorneys’ fees, costs and disbursements.

G.  Headings for Convenience Only.  The headings contained in this Agreement are for the convenience of the parties and for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

H.  Survival.  This Agreement shall survive the termination of Executive’s employment, however caused.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT EXECUTIVE HAS BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE TERMS OF THIS AGREEMENT, AND THAT EXECUTIVE AGREES TO THE TERMS OF THIS AGREEMENT.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first written above.

LABOR READY, INC., a Washington	EXECUTIVE:
corporation

By:	By:

Name:	Name:

Title: